AMENDMENT TO ARTICLES OF INCORPORATION

LB Series Fund, Inc.

The following amendment to the articles of incorporation of LB Series Fund, Inc., consisting of striking out ARTICLE I and replacing it with the following new ARTICLE I, was approved by a vote of the holders of a majority of shares of stock on February 10, 2004, at a special meeting of shareholders.

ARTICLE I

The name of this Corporation is Thrivent Series Fund, Inc.

I swear that the foregoing is true and accurate and that I have the authority to sign this document on behalf of the corporation.

                                                              /s/ John C. Bjork
                                                              --------------------------
                                                              John C. Bjork
                                                              Assistant Secretary

STATE OF MINNESOTA         )
                           )   ss
County of Hennepin         )

The foregoing instrument was acknowledged before me on this 17th day of March, 2004.

                                                              /s/ Kaye L. Penfield
                                                              --------------------------
                                                              Notary Public